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                                                                    EXHIBIT 23.3





                     CONSENT OF VOCKER KRISTOFFERSON AND CO.





The Members
YOSEMITE MORTGAGE FUND II, LLC:

We have issued our reports dated May 21, 2002, May 3, 2002, November 12, 2002 and November 21, 2002, accompanying the financial statements of Yosemite Mortgage Fund II, LLC and MFP Management LLC contained in the Registration Statement and Prospectus that is a part thereof, on Form SB-2, to be filed with the U.S. Securities and Exchange Commission on or about August 19, 2002. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, as may be amended from time to time, and to the use of our name as it appears under the caption "Experts".


/s/ Vocker Kristofferson and Co.
--------------------------------

San Mateo, California
February 21, 2003





                                   Ex. 23.3-1